As filed with the Securities and Exchange Commission on April 1, 2013.

Registration No. 333-181607

Registration No. 333-168961

Registration No. 333-127474

Registration No. 333-115825

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-181607

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-168961

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-127474

Post-Effective Amendment No. 1 to

FORM S-8 REGISTRATION STATEMENT NO. 333-115825

UNDER

THE SECURITIES ACT OF 1933

GENWORTH FINANCIAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0873306
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6620 West Broad Street

Richmond, Virginia 23230

(Address, Including Zip Code, of Principal Executive Offices)

2012 Genworth Financial, Inc. Omnibus Incentive Plan

Genworth Financial, Inc. Retirement and Savings Plan

Genworth Financial, Inc. Deferred Compensation Plan

2004 Genworth Financial, Inc. Omnibus Incentive Plan

(Full Title of the Plans)

Leon E. Roday, Esq.

Senior Vice President,

General Counsel and Secretary

Genworth Financial, Inc.

6620 West Broad Street

Richmond, Virginia 23230

(804) 281-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John B. Shannon

Alston & Bird LLP

1201 West Peachtree Street, NW

Atlanta, Georgia 30309-3424

(404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (the “Registration Statements”), filed by Genworth Holdings, Inc. a Delaware corporation (formerly named Genworth Financial, Inc.) (“Genworth Holdings” or “Predecessor Registrant”) with the Securities and Exchange Commission (the “Commission”):

•	Registration No. 333-181607, originally covering 16,000,000 shares of Predecessor Registrant’s Class A Common Stock issuable under the 2012 Genworth Financial, Inc. Omnibus Incentive Plan;

•

Registration No. 333-168961, originally covering 6,000,000 shares of Predecessor Registrant’s Class A Common Stock issuable under the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”) (together with an indeterminate amount of interests to be offered or sold pursuant to the Retirement and Savings Plan) and $45,000,000 of Deferred Compensation Obligations issuable under the Genworth Financial, Inc. Deferred Compensation Plan;

•

Registration No. 333-127474, originally covering 6,000,000 shares of Predecessor Registrant’s Class A Common Stock issuable under the Retirement and Savings Plan (together with an indeterminate amount of interests to be offered or sold pursuant to the Retirement and Savings Plan) and $30,000,000 of Deferred Compensation Obligations issuable under the Genworth Financial, Inc. Deferred Compensation Plan, and

•	Registration No. 333-115825, originally covering 38,000,000 shares of Predecessor Registrant’s Class A Common Stock issuable under the 2004 Genworth Financial, Inc. Omnibus Incentive Plan.

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Genworth Financial, Inc., a Delaware corporation (formerly named Sub XLVI, Inc.) (“Genworth Financial”), as the successor registrant to Predecessor Registrant to reflect a reorganization of the Predecessor Registrant into a new holding company structure.

To effect the reorganization, the Predecessor Registrant formed Genworth Financial and in turn caused Genworth Financial to form Sub XLII, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Genworth Financial (“Merger Sub”). The holding company organizational structure was implemented pursuant to Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) by the merger of Merger Sub with and into the Predecessor Registrant (the “Merger”). The Predecessor Registrant survived the Merger as a direct, wholly-owned subsidiary of Genworth Financial and each outstanding share of capital stock of the Predecessor Registrant was converted in the Merger into a share of capital stock of Genworth Financial having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions thereof, as the share of the Predecessor Registrant’s capital stock being converted, and each share of Genworth Financial common stock outstanding was cancelled. Immediately following the Merger, Sub XLVI, Inc. changed its name to Genworth Financial, Inc. and the Predecessor Registrant changed its name to Genworth Holdings, Inc.

Immediately following the Merger, Genworth Financial also entered into an Assignment and Assumption Agreement with Genworth Holdings pursuant to which Genworth Financial assumed all of Genworth Holding’s rights and obligations under all of its employee benefit plans, agreements and arrangements, equity incentive plans and subplans and related agreements, including obligations with respect to the outstanding shares and deferred compensation obligations for distribution pursuant to the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, the Genworth Financial, Inc. Retirement and Savings Plan and the Genworth Financial, Inc. Deferred Compensation Plan.

Following the Merger, Genworth Financial is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act. In accordance with paragraph (d) of Rule 414 under the Securities Act, Genworth Financial hereby expressly adopts the Registration Statements as its own registration statements, including the prospectuses contained in Part I thereof (except as specifically amended by this Post-Effective Amendment) for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original Registration Statements.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of the Registration Statements will be delivered to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference in the Registration Statements pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

(b) Upon written or oral request, Genworth Financial will provide, without charge, the documents incorporated by reference in Item 3 of Part II of the Registration Statements. The documents are incorporated by reference in the Section 10(a) prospectus. Genworth Financial will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Investor Relations, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230 at (804) 281-6000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Commission are incorporated herein by reference:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012;

(b)	The Retirement and Savings Plan’s Annual Report on Form 11-K for the year ended December 31, 2011;

(c)	All other reports filed by the Predecessor Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2012;

(d)	Genworth Financial’s Current Report on Form 8-K dated April 1, 2013; and

(e)	The description of Genworth Financial’s Class A Common Stock, par value $0.001 per share contained in Genworth Financial’s Current Report on Form 8-K dated April 1, 2013, which updates the description of the Predecessor Registrant’s Class A Common Stock, par value $0.001 per share contained in the Predecessor Registrant’s Registration Statement on Form S-1 under the Securities Act (Reg. No. 333-112009), which description is incorporated by reference into the Predecessor Registrant’s Form 8-A filed with the Commission on May 24, 2004, pursuant to the Exchange Act, and any amendment or report filed for the purpose of further updating such description.

All reports and other documents subsequently filed by Genworth Financial or the Retirement and Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities that remain unsold, shall be deemed to be incorporated by reference in the Registration Statements and to be a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statements to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4.	Description of Securities.

The Registration Statements cover (i) shares of Genworth Financial’s Class A Common Stock that may be offered under the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, the 2004 Genworth Financial, Inc. Omnibus Incentive Plan and the Genworth Financial, Inc. Retirement and Savings Plan; (ii) an indeterminate amount of plan interests that may be offered under the Genworth Financial, Inc. Retirement and Savings Plan; and (iii) deferred compensation obligations (“DCOs”) that may be offered under the Genworth Financial, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The following summary of the DCOs is qualified in its entirety by reference to the Deferred Compensation Plan.

The DCOs offered under the Deferred Compensation Plan represent unfunded obligations of Genworth Financial to pay to participants certain compensation amounts that the participants have elected to defer. The Deferred Compensation Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. Subject to the terms and conditions set forth in the Deferred Compensation Plan, each participating employee may elect to defer a portion of his or her salary and/or bonus, and such deferred amounts are credited to the participant’s account. Amounts in a participant’s account will be indexed to one or more deemed investment alternatives chosen by each participant from a range of such alternatives available under the Deferred Compensation Plan. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation.

The DCOs are payable in cash and generally will be paid in either a lump-sum or in annual installments over ten (10) years upon termination of service, or in a specified plan year, as elected by the participant. In the event of an unforeseeable financial hardship, the participant may elect to receive some or all of the deferred amounts and related earnings, subject to approval by the Management Development and Compensation Committee of the Board of Directors of Genworth Financial.

The obligation to pay the balance of each participant’s account will at all times be an unfunded and unsecured obligation of Genworth Financial. Benefits are payable solely from Genworth Financial’s general funds and are subject to the risk of corporate insolvency. Genworth Financial may, but is not required to, establish a grantor trust, which may be a rabbi trust, for the purpose of informally funding the Deferred Compensation Plan. Participants will not have any interest in any particular assets of Genworth Financial by reason of any obligation created under the Deferred Compensation Plan. A participant’s right to the DCOs cannot be sold, transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Deferred Compensation Plan. Any attempt to sell, transfer, assign, pledge or encumber the DCOs will be void.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transactions from which the director derived an improper personal benefit.

The certificate of incorporation of Genworth Financial provides that Genworth Financial will indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to Genworth Financial or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law.

Genworth Financial maintains policies of directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) Genworth Financial hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Genworth Financial pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Genworth Financial hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Genworth Financial’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Genworth Financial pursuant to the foregoing provisions, or otherwise, Genworth Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Genworth Financial of expenses incurred or paid by a director, officer or controlling person of Genworth Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Genworth Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this post-effective amendment to Form S-8 and has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on this April 1, 2013.

GENWORTH FINANCIAL, INC.

By:	/s/ Thomas J. McInerney
Thomas J. McInerney
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas J. McInerney	President and Chief Executive Officer; Director (Principal Executive Officer)	April 1, 2013
Thomas J. McInerney

/s/ Martin P. Klein	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 1, 2013
Martin P. Klein

/s/ Kelly L. Groh	Vice President and Controller (Principal Accounting Officer)	April 1, 2013
Kelly L. Groh

/s/ Steven W. Alesio	Director	April 1, 2013
Steven W. Alesio

/s/ William H. Bolinder	Director	April 1, 2013
William H. Bolinder

/s/ Nancy J. Karch	Director	April 1, 2013
Nancy J. Karch

/s/ Christine B. Mead	Director	April 1, 2013
Christine B. Mead

/s/ David M. Moffett	Director	April 1, 2013
David M. Moffett

/s/ Thomas E. Moloney	Director	April 1, 2013
Thomas E. Moloney

/s/ James A. Parke	Director	April 1, 2013
James A. Parke

/s/ James S. Riepe	Director	April 1, 2013
James S. Riepe

/s/ G. Kent Conrad	Director	April 1, 2013
G. Kent Conrad

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this this post-effective amendment to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on this April 1, 2013.

GENWORTH FINANCIAL, INC.

By:	/s/ Eric D. Gee
Eric D. Gee
Plan Administrator

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.1 to Genworth Financial, Inc.’s Current Report on Form 8-K dated April 1, 2013)

4.2	Amended and Restated Bylaws of Genworth Financial, Inc. (incorporated by reference to Exhibit 3.2 to Genworth Financial, Inc.’s Current Report on Form 8-K dated April 1, 2013)

5.1	Opinion of Alston & Bird LLP (1)

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP (1)

24.1	Power of Attorney (1)

99.1	Agreement and Plan of Merger, dated as of April 1, 2013, among Genworth Financial, Inc. (renamed Genworth Holdings, Inc.), Sub XLVI, Inc. (renamed Genworth Financial, Inc.) and Sub XLII, Inc. (incorporated by reference to Exhibit 2.1 to Genworth Financial, Inc.’s Current Report on Form 8-K dated April 1, 2013)

99.2	Assignment and Assumption Agreement, dated as of April 1, 2013, between Genworth Holdings, Inc. and Genworth Financial, Inc. (incorporated by reference to Exhibit 10.1 to Genworth Financial, Inc.’s Current Report on Form 8-K dated April 1, 2013)

99.3	2012 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to the Predecessor Registrant’s Current Report on Form 8-K dated May 17, 2012)

99.4	2004 Genworth Financial, Inc. Omnibus Incentive Plan (incorporated by reference to Exhibit 10.56 to the Predecessor Registrant’s Registration Statement on Form S-1/A (No. 333-112009)

99.5	First Amendment to the Genworth Financial, Inc. 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2007)

99.6	Second Amendment to the Genworth Financial, Inc. 2004 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Predecessor Registrant’s Current Report on Form 8-K dated May 18, 2009)

99.7	Genworth Financial, Inc. Retirement and Savings Plan (filed as Exhibit 99.1 to the Predecessor Registrant’s Registration Statement on Form S-8 filed on August 20, 2010)

99.8	Amended and Restated Genworth Financial, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.36 to the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008)

(1)	Filed herewith.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K with respect to the Retirement and Savings Plan, Genworth Financial hereby confirms that it has submitted the Retirement and Savings Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Retirement and Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.